Exhibit 10.28

[Trimble Logo]
Trimble
Trimble Navigation Limited
5475 Kellenburger Road
Dayton, OH 45424-1099
937-233-8921

RESELLER AGREEMENT
[International]
SIGNATURE PAGE

Reseller:	Astrata South Africa PTY Ltd
Address:	St Peters Square, Waterford Place
Kleve Hill Park, 2151
Johannesburg RSA
Telephone:	Voice: +2711 4670400	Fax:+ 27 11 4670467
Email	tduplessis@astratagroup.com
Address:
Type of	Reseller
Entity:
Effective	7th September 2005
Date:
Territory:	South Africa / Sub Saharran Africa
Exhibits:	A_X_ Products; Discount	E_ Value Added Reseller
[mark as	B_X_ Sales Commitment/Forecast	F_X_ Governing Law; Jurisdiction
applicable]
	C _X_ Payment Terms	G_
D_X_ Demonstration Equipment

This Reseller Agreement ("Agreement") consists of this Signature Page, the attached Trimble Navigation Limited Reseller Agreement General Terms and Conditions, and the Exhibits marked above. This Agreement authorizes Reseller to purchase Products from Trimble Navigation Limited and its subsidiaries ("Trimble"). This Agreement becomes legally binding upon signature by authorized representatives of the parties, below.

TRIMBLE NAVIGATION LIMITED	RESELLER

By: /s/ Trimble Navigation Limited	By: /s/ Astrata South Africa PTY Ltd

Print Name:_____________________________________________________ Title:__________________________________________________________ Dated:_________________________________________________________	Print Name:_____________________________________________________ Title:__________________________________________________________ Dated:_________________________________________________________

Trimble Navigation Limited International Reseller Agreement
Signature Page
20021108

Trimble Navigation Limited
Reseller Agreement General Terms and Conditions

1. APPOINTMENT AND AUTHORITY OF RESELLER
Trimble appoints Reseller, and Reseller accepts appointment, as an independent, non-exclusive reseller of the products described on Exhibit A ("Products") within the geographical territory ("Territory") described on the Signature Page.
2. OBLIGATIONS OF RESELLER
2.1. In addition to its other obligations under this Agreement, Reseller will (i) use its best efforts to promote, sell and service the Products within the Territory using trained and qualified personnel; (ii) be responsible for all costs and expenses related to its performance under this Agreement; (iii) provide such assistance and submit such reports regarding Reseller's activities under this Agreement as Trimble may reasonably request; (iv) meet the Sales Commitment Forecast required by Exhibit B, if any, and (v) identify itself as an authorized Trimble Reseller.
2.2. Reseller agrees that it shall not, during the term of this Agreement or for a period of five (5) years beginning on the Effective Date specified on the Signature Page, whichever is less, (i) promote, sell or service in the Territory the products of other companies that compete with the Trimble Products, or (ii) represent the interests of other companies where such representation would create a conflict of interest in handling of Trimble Proprietary Information (defined in Section 9.1 below), each as determined in Trimble's reasonable discretion. Immediately prior to the execution of this Agreement, Reseller shall provide Trimble with a list of companies whose products Reseller currently sells or promotes.
3. RESERVATION OF RIGHTS
Trimble reserves all rights not specifically granted to Reseller under this Agreement. Without limiting the generality of the foregoing, Trimble reserves the right to (i) appoint other Resellers within the Territory and to directly and indirectly sell and provide service for Products within the Territory; (ii) not sell Products to Reseller which it determines cannot be adequately supported in the Territory; and (iii) exclude or remove any present or future Products from a particular sales channel, the Territory, or from Exhibit A, in its sole discretion. Trimble reserves the right to discontinue a Product or its support and to alter the design or construction of any Product. Trimble reserves the right to change its sales and distribution policies in its sole discretion.
4. COMPLIANCE WITH LAW
Reseller will comply with all applicable United States, foreign and local laws and regulations, including but not limited to the United States Foreign Corrupt Practices Act of 1977 as amended pursuant to the 1988 Amendments and the International Anti-Bribery and Fair Competition Act of 1998), and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. Without limiting the generality of the foregoing obligation, Reseller will not make, authorize, offer or promise to make or give any money or anything of value to any government official or employee (including employees of government corporations and employees of public international organizations), political party, political official, candidate for political office ("Foreign Official"), or to any intermediary for payment to any of the foregoing, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any of such Foreign Official. Reseller represents and warrants that neither it nor any of its officers, directors, or employees is a Foreign Official, and that Reseller will not retain any Foreign Official in connection with the performance of its activities hereunder. Reseller is responsible for complying with all applicable export and import regulations and obtaining all necessary export and import licenses or permits for the direct or indirect export or import of any Product. Without limiting the generality of the forgoing, Reseller hereby acknowledges and agrees that the Products and Proprietary Information are subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. In the exercise of its rights, and the performance of its obligations under this Agreement. Reseller shall comply strictly with all U.S, export control laws and regulations applicable to the Products and Proprietary Information, and shall not export, re-export, transfer, divert or disclose any such Products or Proprietary Information, or any direct product thereof, to any destination restricted or prohibited by U.S. export control laws, or to any national or resident thereof. Reseller's obligations under this paragraph shall survive the termination of this Agreement for any reason whatsoever Reseller will defend, indemnify and hold Trimble harmless against any liability [including attorneys' fees) arising out of Reseller's failure to comply with the terms of this paragraph. Reseller's failure to comply with any term of this paragraph shall constitute a material breach of this Agreement and entitle Trimble to immediately terminate this Agreement in addition to any other remedy available at law or equity.
5. PRICING, DISCOUNTS AND TAXES
5.1. Product prices shall be Trimble's published end-user list prices current at the time of an accepted Order. less the applicable Reseller discount described in Exhibit A ("Discount"). All Prices are stated and shall be paid in United States dollars or such other currency as is indicated in Exhibit A. The Discounts are based upon the minimum purchase commitments, if any, described in Exhibit B. Reseller's failure to meet its minimum purchase commitments shall be deemed a material default and in addition to any other remedy shall permit Trimble to adjust the Discount without notice.
5.2. Prices do not include, and payments under this Agreement shall be made free and clear of and unreduced by, any income, consumption, property, export, excise, sales and use, or other taxes, custom duties, or similar charges, levies or assessments, or by any related withholding obligations or withholding taxes, all of which shall be paid solely by Reseller.
6. ORDERS
During the term of this Agreement. Reseller may submit written purchase orders for Products ("Orders"). Orders must include the following: (i) Products and quantities; (ii) Pricing and Discounts; (iii) shipping instructions; (iv) the Trimble part number; and, (v) the requested delivery date within Trimble's published lead times ("Basic Information"). All Orders must also include the following: 'This Order is submitted under the terms and conditions of the Trimble Navigation Limited Reseller Agreement, dated [Effective Date], between [Reseller] and Trimble." All Orders, regardless whether or not complying with the above requirements, shall be governed exclusively by the terms of this Agreement. Any terms, conditions or information Reseller Agreement General Terms and Conditions appearing on or accompanying any purchase order other than the Basic Information shall be of no effect unless Trimble expressly agrees otherwise in a separate, signed writing. Trimble will not be obligated to accept any Order, and will have no liability for any Orders that are not accepted in writing. Partial shipment of an Order will not constitute acceptance of the entire Order. Reseller may not modify or cancel an Order after its acceptance by Trimble.
7. DELIVERY
7.1. Unless Reseller is in breach of this Agreement or Trimble's performance is otherwise excused, Trimble will use commercially reasonable efforts to dispatch the Products on or before the delivery date specified in an accepted Order. Trimble shall not be liable for late or delayed shipment. Trimble will ship Products by any commercially reasonable means of transport to the

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address specified in an accepted Order unless otherwise requested in writing by Reseller. The cost of carriage will be added to the amount payable by Reseller for the applicable Order.
7.2. Delivery of the Products will be made on an FCA (Incoterms 2000) Trimble's facility basis, at which point title and risk of loss for the Products will pass from Trimble to Reseller (except for title to software Products, in which case only title to the media shall pass). Trimble will ship the Products "freight prepaid" unless otherwise agreed. Reseller will pay or reimburse Trimble for all costs of handling, carriage, taxes, duty and other related transport charges in connection with the delivery of the Products hereunder. Trimble will use commercially reasonable efforts to meet Reseller's requested delivery dates.
8. PAYMENT
Unless otherwise stated in Exhibit C or elsewhere in this Agreement, payment terms are cash-in-advance. Trimble shall have the continuing right to approve Reseller's credit and change Reseller's payment terms, and without limiting the foregoing may at any time demand advance payment, satisfactory security (such as, but not limited to, a confirmed, irrevocable letter of credit acceptable to Trimble), or a guarantee of prompt payment, prior to shipment. In addition to any other remedy available to Trimble, Reseller shall pay Trimble a late charge of one percent (1%) per month on any past due balance, or the highest legal limit, if lower than said amount.
9. PROPRIETARY RIGHTS AND INFORMATION; TRADEMARKS
9.1. Reseller acknowledges that by reason of its relationship with Trimble, Reseller may have access to or create certain information and materials concerning Trimble's business, plans, customers, technology, Proprietary Information (defined below) and Products that are proprietary or confidential to Trimble, whether or not so marked. Reseller agrees that it will not use or disclose any Proprietary Information, except as expressly authorized by Trimble in writing. Reseller will take every reasonable precaution to protect the confidentiality of Proprietary Information. Upon Trimble's request or upon termination or expiration of this Agreement, Reseller will, at Trimble's request and direction, return to Trimble, or destroy all such Proprietary Information. Upon Trimble's request, Reseller shall provide Trimble with written certification of its compliance with the requirements of this paragraph.
9.2. Reseller agrees that Trimble owns all right, title and interest to all the proprietary rights to the software, designs, engineering details, schematics and similar data relating to or incorporated in the Products, and any information derived therefrom ("Proprietary Information"). To the extent permitted by relevant law, Reseller shall not, nor allow any third party to copy, decompile, disassemble or otherwise reverse engineer the Products, or attempt to do so, provided, however, that to the extent any applicable mandatory laws (such as, for example, national laws implementing EC Directive 91/250 on the Legal Protection of Computer Programs) give Reseller the right to perform any of the aforementioned activities without Trimble's consent in order to gain certain information about the Products for purposes specified in the respective statutes (i.e., interoperability), Reseller hereby agrees that, before it exercises any such rights, it shall first request such information from Trimble in writing detailing the purpose for which it needs the information. Only if and after Trimble, at its sole discretion, partly or completely denies Reseller's request, shall Reseller exercise its statutory rights. Reseller shall not remove, cover or alter any of Trimble's patent, copyright or trademark notices placed upon, embedded in or displayed by the Products or their packaging and related materials. All such Proprietary Information rightfully in the possession of Reseller is licensed to Reseller pursuant to a non-exclusive, non-transferable, fully revocable license to use the Proprietary Information solely for the purpose of promoting, selling and servicing the Products in the Territory, which expires upon termination or expiration of the Agreement or upon written notice from Trimble. Trimble grants Reseller no right to manufacture, duplicate or otherwise copy or reproduce any Proprietary Information.
9.3. Reseller acknowledges that all trademarks, trade names, service marks, slogans, designs, labels, logos and other source-
identifying symbols used by Trimble or any of its subsidiaries or affiliates anywhere in the world ('Trimble Trademarks") are vested in Trimble absolutely. During the term of this Agreement, Trimble consents to Reseller's use of the Trimble Trademarks in materials used by Reseller to promote, sell and service the Products, only in accordance with Trimble's then current trademark usage guidelines and only in a manner which preserves the rights of Trimble Trimble, in its sole discretion, will have the right to approve or disapprove all such materials using Trimble Trademarks. All uses of the Trimble Trademarks will inure to the benefit of Trimble. Reseller has no right, title or interest in the Trimble Trademarks except as expressly provided herein. Upon termination or expiration of this Agreement, or notice from Trimble, the foregoing consent to use the Trimble Trademarks will automatically terminate and Reseller will immediately cease using the Trimble Trademarks.
9.4. Reseller agrees that Reseller shall treat information relating to customers or other individuals that Reseller receives by reason of its relationship with Trimble as confidential information and use it solely for the purpose for which Reseller receives such information. Reseller further agrees that Reseller shall, at all times, provide at least the same level of privacy protection for such information as is required under Trimble's current data privacy policy (as expressed in its Privacy Statement at www.trimble.com/privacy.html), and that Reseller shall not sell, trade, rent or disclose such individual identifying information to third parties in contravention of this policy.
10. WARRANTY AND SUPPORT
10.1. Reseller Product Support and Warranty Obligations. Reseller will, as applicable, complete and return to Trimble, the customer's warranty registration card or assist customer to ensure customer's online Product registration within a reasonable time following the sale of a Product. Reseller will familiarize customers with proper Product installation, use and care, and with the terms of the limited warranty provided by Trimble. Reseller will use its best efforts to promptly satisfy all warranty and technical service requests from customers. Reseller will provide timely and professional technical support for the Products, and will for all Products sold by Reseller: (i) maintain trained and competent technical support personnel who are sufficiently knowledgeable with respect to the Products to assist customers with the installation and operation of the Products; and (ii) respond promptly to customer requests for technical support.
10.2. Standard Limited Warranty to Reseller's Customer. Under the limited warranty included with the Products, Trimble makes certain limited warranties to customers. Such limited warranties disclaim all other warranties, express or implied. IN NO EVENT MAY RESELLER MAKE OR PASS ON TO ITS CUSTOMERS ANY WARRANTY OR REPRESENTATION ON BEHALF OF TRIMBLE OTHER THAN, OR INCONSISTENT WITH, THE LIMITED WARRANTIES PROVIDED IN THE APPLICABLE CUSTOMER LIMITED WARRANTY, UNLESS REQUIRED OTHERWISE BY APPLICABLE MANDATORY LAW.
10.3. Proprietary Information Warranty. Trimble warrants to Reseller and only to Reseller that the Products and Proprietary Information as delivered to Reseller under this Agreement, as such, do not infringe any third party's EU or United States patent rights, or United States copyrights, trade secrets, or trademarks and/or trade name. Trimble shall pay all damages and costs finally awarded against Reseller upon a claim directly attributable to a breach by Trimble of this warranty, conditioned upon the following: (i) Reseller has given Trimble prompt written notice of the claim, and (ii) Trimble has sole control of the defense and/or settlement of such claim or any action thereon and all related negotiations, and (iii) Reseller provides reasonable cooperation to Trimble in connection with such defense and/or settlement and in connection with Trimble's exercise of Trimble's options set forth in the following paragraph. If the Products or Proprietary Information, or the operation thereof, becomes, or in Trimble's business judgment are likely to become, the subject of a claim of infringement of a patent, copyright or trade secret, trademark and/or trade name, or the subject of an action upon such a claim, Reseller shall permit Trimble, at Trimble's sole option and expense, to do any one or

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more of the following: (i) procure for Reseller or its customers the right to continue to use the Products and Proprietary Information, or (ii) replace or modify the Products and Proprietary Information so that they become non-infringing upon their return to Trimble at Trimble's request, or (iii) repay to Reseller the price received by Trimble from Reseller for such Products upon their return to Trimble at Trimble's request.
10.4. Warranty Exclusions. Trimble shall have no liability to Reseller, and the provisions of Paragraphs 10.2 and 10.3 shall not apply, to the extent that any claim arises from: (a) the combination or utilization of the Products or software with hardware or software products, information, data, systems, interfacing or devices not made, supplied or specified by Trimble; (b) the operation of the Product or software under any specification other than, or in addition to. Trimble's standard specifications for its Products; (c) the unauthorized modification or use of the Product or software; (d) compliance with Reseller's or an end user customer's design requirements or specifications; (e) the use of other than a current unaltered release of the software products available from Trimble; or (f) use of such Products to practice any method or process which does not occur wholly within the Products. PARAGRAPH 10.3 STATES TRIMBLE'S ENTIRE LIABILITY AND RESELLER'S EXCLUSIVE REMEDIES WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF ANY THIRD PARTY RIGHTS, INCLUDING BUT NOT LIMITED TO PATENTS, COPYRIGHTS OR TRADE SECRET RIGHTS.
10.5. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW. TRIMBLE FURNISHES, AND RESELLER ACCEPTS, THE PRODUCTS AND PROPRIETARY INFORMATION AS-IS, WITH NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY OR OTHERWISE, TO RESELLER, RESELLER'S CUSTOMERS, OR ANY THIRD PARTY. TRIMBLE MAKES NO WARRANTIES WHATSOEVER WITH RESPECT TO ANY SERVICES, WHICH ARE PROVIDED "AS-IS"
11. LIMITATION OF LIABILITY
TRIMBLE'S AGGREGATE LIABILITY TO RESELLER UNDER OR FOR BREACH OF THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY RESELLER TO TRIMBLE DURING THE TWELVE (12) MONTHS PRECEDING THE ACCRUAL OF SUCH DAMAGES. TO THE FULLEST EXTENT PERMITTED BY LAW, TRIMBLE WILL NOT BE LIABLE TO RESELLER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE. EVEN IF TRIMBLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL TRIMBLE BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS,
12. TERM AND TERMINATION
12.1. Term. The term of this Agreement will commence on the Effective Date and will continue for a period of one (1) year. Thereafter, the Agreement will automatically continue in effect unless and until either party terminates the Agreement upon ninety (90) days prior written notice to the other party.
12.2. Termination for Cause. Notwithstanding the provisions of Section 12.1, if either party is in material default of its obligations under this Agreement, the other party may give written notice of its intent to terminate. The defaulting party will have thirty (30) days from such notice to cure its default. If the default is not cured within the thirty (30) day period, the Agreement will automatically terminate.
12.3. Termination for Insolvency. This Agreement will automatically terminate for any of the following: a) the institution of insolvency, receivership or bankruptcy proceedings against Reseller;
b) Reseller's making an assignment for the benefit of creditors; or c) Reseller's dissolution, liquidation or ceasing to do business.
12.4 Limitation of Liability for Termination. To the full extent allowed by applicable law, Reseller agrees that it will have no rights to damages or indemnification or any nature due to any expiration of this Agreement of its rightful termination by Trimble. The foregoing restriction includes, but is not limited to, commercial severance compensation, whether by way of loss of future profits, expenditure for promotion, payment for Reseller Agreement General Terms and Conditions goodwill generated or other commitments made in connection with business contemplated by this Agreement. Reseller will not be entitled, under any local law or otherwise, to receive any payment from Trimble due to such expiration or rightful termination, whether for actual, consequential, indirect, special or incidental damages, costs or expenses, whether foreseeable or unforeseeable. Reseller hereby waives and disclaims any rights thereto. RESELLER EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF BUSINESS RELATIONSHIP BY A FOREIGN BUSINESS ENTITY. WHICH MAY EXIST UNDER THE LAWS OF ANY APPLICABLE JURISDICTION.
12.5. Effect of Termination. Neither the expiration nor termination of this Agreement shall relieve any party of any obligation previously accrued hereunder. The following paragraphs, and any other paragraphs that by their terms so provide, shall survive such expiration or termination: 4, 8, 9, 10, 11, and 13.
13. GENERAL
13.1. Entire Agreement; Modification. This Agreement constitutes the whole and entire understanding and agreement of the parties with respect to its subject matter, and completely supersedes and negates any other related prior or contemporaneous representations, understandings, or agreements, written and oral. This Agreement entirely supersedes any and all standard or general terms and conditions of sale and delivery appearing on the printed forms of Trimble or Reseller. This Agreement may be altered, amended or modified only by another written instrument, dated and signed by the parties and by no other means. The parties waive the future right to claim. contend or assert that this Agreement was modified, canceled, superseded or changed at any time and in any respect by any other means„ including but not limited to an oral agreement, course of conduct or by estoppel.
13.2. Force Majeure. Neither party shall be liable to the other for failure to perform its obligations hereunder (except the payment of sums due by one party to another under this Agreement) to the extent caused by an event beyond the reasonable control of such party, including, without limitation, government regulations or orders, outbreak of a state of emergency, acts of God, war, warlike hostilities, civil commotion, riots, epidemics, fire, strikes, lockouts, or any other similar cause or causes, provided that such party promptly notifies the other in writing of such occurrence and makes its best efforts to promptly eliminate the effect thereof.
13.3. Notices. Any notice or other communication given by either party to the other regarding this Agreement will be deemed given and served when personally delivered, or five (5) business days after sent by reputable international courier requiring signature for receipt, addressed to the party at its notice address. Either party may change its notice address by written notice to the other. Reseller's notice address shall be its address appearing on the Signature Page. Trimble's notice address shall be:
Trimble Navigation Limited
Attention: General Counsel, Important Legal Notice 645 North Mary Avenue
Sunnyvale, California 94088-3642 USA
13.4. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original and when taken together shall constitute a single fully-signed

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original, regardless whether the parties' signatures appear together on the same document or separately on one or more counterparts.
13.5. Captions and Headings. This Agreement's captions and paragraph headings are for convenience of reference only, and shall not be deemed part of this Agreement or used as an aid in its construction.
13.6. Governing Law: Jurisdiction and Venue; Attorneys Fees. This Agreement will be governed by and construed in accordance with the laws specified in Exhibit F; and jurisdiction and venue of any dispute or legal action brought by either party arising out of or relating to this Agreement shall lie exclusively in the forum specified in Exhibit F. The United Nations Convention on Contracts for the International Sale of Goods will not apply to any transactions under this Agreement. Reseller hereby submits, consents, and agrees not to contest such jurisdiction and venue. The prevailing party in any dispute or legal action shall recover from the other party its reasonable attorneys' fees and costs of suit in addition to any other relief granted.
13.7 Official Language. The official language of this Agreement and of any documents relating thereto is English. For purposes of interpretation, or in the event of a conflict between English and versions of this Agreement or related documents in any other language, the English language version shall be controlling.
13.8. Independent Contractors. The relationship of Trimble and Reseller established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other. All sales and other agreements between Reseller and its customers are Reseller's exclusive responsibility and will have no effect on Reseller's obligations under this Agreement.
13.9. Assignment. Any transfer, assignment or delegation of Reseller's rights or obligations under this Agreement shall be void without the prior written consent of Trimble. This Agreement will otherwise be binding upon and inure to the benefit of the parties and their successors and assigns.
13.10. Waiver. Either party's (i) waiver of any performance by the other party, (ii) waiver of any condition of this Agreement, or (iii) consent to any breach of this Agreement by the other party, shall (a) be effective only if expressly set forth in a writing signed by the party alleged to have waived or consented, and (b) not constitute or require an ongoing waiver of such performance or condition, or consent to any previous, different or subsequent breach, regardless of whether such performance, condition or breach is similar, identical or related, and regardless of the course of dealing which develops or has developed between the parties.
13.11. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality or unenforceability, or, if that is not possible, such provision shall, to the extent of such invalidity, illegality or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect, provided, however, that the court shall have authority and jurisdiction to, and shall, add to this Agreement a provision as similar in terms and intended effect to such severed provision as may be possible and be legal, valid and enforceable. If, as a result of the foregoing, a party's material benefits under this Agreement that would have existed but for the operation of the proceeding sentence are materially impaired, such party may at such party's sole election thereafter terminate this Agreement on thirty (30) days advance written notice to the other.

END OF TERMS AND CONDITIONS

Trimble Navigation Limited International Reseller Agreement
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